Exhibit 10.2(t)

Schedule A

Notice of Restricted Stock Unit Grant

Participant:	[•]

Company:	WellPoint, Inc.

Notice:	You have been granted the following award of restricted stock units of common stock of the Company in accordance with the terms of the Plan and the attached Restricted Stock Unit Award Agreement.

Plan:	WellPoint Incentive Compensation Plan

Grant:	Grant Date[•] Number of Restricted Stock Units: [•]

Period of Restriction:	The Period of Restriction applicable to the number of your Restricted Stock Units listed in the “Shares” column below, and any related Dividend Equivalents, shall commence on the Grant Date and shall lapse on the date listed in the “Lapse Date” column below.

	Shares	Lapse Date
	[•]	[•]
	[•]	[•]
	[•]	[•]

In the event that a Change of Control (as defined in the Plan) occurs before your Termination, your Restricted Stock Unit Grant will remain subject to the terms of this Agreement, unless the successor company does not assume the Restricted Stock Unit Grant. If the successor company does not assume the Restricted Stock Unit Grant, then the Period of Restriction shall immediately lapse upon a Change of Control and the Shares covered by the award shall be immediately delivered upon the Change of Control, provided that in the event that the Restricted Stock Unit Grant is deferred compensation within the meaning of Code Section 409A, such Shares shall only be delivered upon the Change of Control if such Change of Control is a “change in control event” within the meaning of Code Section 409A and the delivery is made in accordance with Treasury Regulation 1-409A-3(j)(ix).

Rejection:	If you do not want to accept your Restricted Stock Units, please return this Agreement, executed by you on the last page of this Agreement, at any time within sixty (60) days after the Grant Date to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Stock Administration. Do not return a signed copy of this Agreement if you accept your Restricted Stock Units. If you do not return a signed copy of this Agreement within sixty (60) days after the Grant Date, you will have accepted your Restricted Stock Units and agreed to the terms and conditions set forth in this Agreement and the terms and conditions of the Plan.[1]

[1]	For restricted stock unit awards to Richard Zoretic, this additional phrase is added to this section: “provided that no restrictive covenants to you under the Plan shall be broader or of a greater duration than the restrictive covenants applicable to you under your Employment Agreement with the Company, dated as of July 9, 2012 (the “Employment Agreement”).”

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) dated as of the Grant Date (the “Grant Date”) set forth in the Notice of Restricted Stock Unit Grant attached as Schedule A hereto (the “Grant Notice”) is made between WellPoint, Inc. (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

1. Period of Restriction. The Period of Restriction with respect to the Restricted Stock Units shall be as set forth in the Grant Notice (the “Period of Restriction”). The Participant acknowledges that prior to the expiration of the applicable portion of the Period of Restriction, the Restricted Stock Units may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of (whether voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the expiration of the applicable portion of the Period of Restriction described in the attached Grant Notice, the restrictions set forth in this Agreement with respect to the Restricted Stock Units theretofore subject to such expired Period of Restriction shall lapse and the Shares covered by the related portion of the award shall be immediately delivered, except as may be provided in accordance with Section 10 hereof.

2. Ownership. Upon expiration of the applicable portion of the Period of Restriction described in the attached Grant Notice, the Company shall transfer the Shares covered by the related portion of the award to the Participant’s account with the Company’s captive broker.

3. Termination.

(a) Retirement. If the Participant’s Termination is due to Retirement (for purposes of this Agreement, defined as the Participant’s Termination after attaining age fifty-five (55) with at least ten (10) completed years of service), the restrictions upon the Restricted Stock Units shall continue to lapse throughout the Period of Restriction and the Shares covered by the related portion of the Restricted Stock Units shall continue to be delivered upon the applicable Lapse Date; provided, however, that if the Participant’s Termination due to Retirement is during the calendar year of the Grant Date, the Restricted Stock Units shall be forfeited on a pro-rata basis, measured by the number of completed full months in that calendar year during which the Participant was employed by the Company or an Affiliate (e.g., if the Participant’s Retirement occurs in September, 33.3% (or 4/12) of the Restricted Stock Units will be forfeited), and the Period of Restriction on the non-forfeited portion of the Restricted Stock Units shall continue to lapse throughout the Period of Restriction described in the attached Grant Notice and the Shares covered by the related portion of the Restricted Stock Units shall continue to be delivered upon the applicable Lapse Date.2

(b) Death and Disability. If the Participant’s Termination is due to death or Disability (for purposes of this Agreement, as defined in the applicable WellPoint Long-Term Disability Plan), then the Period of Restriction shall immediately lapse, causing any restrictions which would otherwise remain on the Restricted Stock Units to immediately lapse and the Shares covered by the Restricted Stock Units shall be immediately delivered.

(c) Other Terminations. Unless Section 3(d) is applicable, if the Participant’s Termination is by the Company or an Affiliate or by the Participant for any reason other than death, Disability or Retirement, then all Restricted Stock Units for which the Period of Restriction had not lapsed prior to the date of such Termination shall be immediately forfeited.3

[2]	This retirement provision is deleted in non-annual retention awards.
[3]	For restricted stock unit awards to Joseph R. Swedish, this section is renumbered and appears as Section 3(e) with applicable references to the previous lettered sections.

(d) Termination after Change in Control. 4 If after a Change in Control the Participant’s Termination is (i) by the Company or an Affiliate without Cause (for purposes of this Agreement, defined as a violation of “conduct” as such term is defined in the WellPoint HR Corrective Action Policy and if the Participant participates in the WellPoint, Inc. Executive Agreement Plan (the “Agreement Plan”), the Key Associate Agreement or the Key Sales Associate Agreement also as defined in that plan or agreement) or (ii), if the Participant participates in the Agreement Plan, by the Participant for Good Reason (as defined in the Agreement Plan), then the Period of Restriction on all Restricted Stock Units shall immediately lapse, causing any restrictions which would otherwise remain on the Restricted Stock Units to immediately lapse and the Shares covered by the Restricted Stock Units shall be immediately delivered. Notwithstanding any provision of this Agreement to the contrary, in the event that the restrictions on any Restricted Stock Units lapse under any provision of this Section 3 by reason of any Termination and such Termination occurs within the two year period following a Change in Control that is a “change in control event” within the meaning of Code Section 409A, the Shares subject to the Participant’s Restricted Stock Units shall be delivered to the Participant immediately upon such Termination.5

(e) Clawback Provision. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Participant is a non-executive participant in the Agreement Plan, is an Executive (as defined by the Company) at the time of the Participant’s Termination, regardless of whether the Executive is then a participant in such Agreement Plan, or has the Amerigroup title of EVP or Regional CEO, the Restricted Stock Units shall be forfeited if the Participant breaches any provision of Section 3.6 or 3.10 of the Agreement Plan, in which case the Participant shall be subject to the “Return of Consideration” provision contained in Section 3.7 of the Agreement Plan.6

4. Transferability of the Restricted Stock Units. The Participant shall have the right to appoint any individual or legal entity in writing, on a Designation of Beneficiary form, as his/her beneficiary to receive any Restricted Stock Units (to the extent not previously terminated or forfeited) under this Agreement upon the Participant’s death. Such designation under this Agreement may be revoked by the Participant at any time and a new beneficiary may be appointed by the Participant by execution and submission to the Company, or its designee, of a revised Designation of Beneficiary form to this Agreement. In order to be effective, a designation of beneficiary must be completed by the Participant on the Designation of Beneficiary form and received by the Company, or its designee, prior to the date of the Participant’s death. If the Participant dies without such designation, the Restricted Stock Units will become part of the Participant’s estate.

5. Dividend Equivalents. In the event the Company declares a dividend on Shares (as defined in the Plan), for each unvested Restricted Stock Unit on the dividend payment date, the Participant shall be credited with a Dividend Equivalent, payable in cash, with a value equal to the value of the declared dividend. The Dividend Equivalents shall be subject to the same restrictions as the unvested Restricted Stock Units to which they relate. No interest or other earnings shall be credited on the Dividend Equivalents. Subject to continued employment with the Company and Affiliates, the restrictions with respect to the Dividend Equivalents shall lapse at the same time and in the same proportion as the initial award of Restricted Stock Units. No additional Dividend Equivalents shall be accrued for the benefit of the Participant with respect to record dates occurring prior to, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock Units or any Restricted Stock Units have been settled. For any specified employee, any Dividend Equivalents subject to Code Section 409A and payable upon a termination of employment shall be subject to a six month delay. The Dividend Equivalents shall be subject to all such other provisions set forth herein, and may be used to satisfy any or all obligations for the payment of any tax attributable to the Dividend Equivalents and/or Restricted Stock Units.

[4]	For awards to Joseph R. Swedish, this section is split into two sections, (1) Without Cause and Good Reason and (2) Termination after Change in Control, with the appropriate references to his February 6, 2013 Offer Letter. For an Inducement Grant he received on April 1, 2013, the section Termination after a Change in Control was deleted.
[5]	For awards to Richard Zoretic, Cause and Good Reason are defined in his Employment Agreement and this section contains the appropriate reference to his Employment Agreement.
[6]	For awards to Richard Zoretic, restrictive covenants and clawback provisions are included in his Employment Agreement and this section contains the appropriate reference to his Employment Agreement.

6. Taxes and Withholdings. Upon the expiration of the applicable portion of the Period of Restriction (and delivery of the underlying Shares), or as of which the value of any Restricted Stock Units first becomes includible in the Participant’s gross income for income tax purposes, the Participant shall satisfy all obligations for the payment of any tax attributable to the Restricted Stock Units. The Participant shall notify the Company if the Participant wishes to pay the Company in cash, check or with shares of WellPoint common stock already owned for the satisfaction of any taxes of any kind required by law to be withheld with respect to such Restricted Stock Units. Any such election made by the Participant must be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Compensation Committee of the Board of Directors of the Company (“Committee”), in its sole discretion, deems appropriate. If the Participant does not notify the Company in writing at least 14 days prior to the applicable lapse of the Period of Restriction, the Committee is authorized to take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. Such other actions may include withholding the required amounts from other compensation payable to the Participant, a sell-to-cover transaction or such other method determined by the Committee, in its discretion.

7. No Rights as a Shareholder. The Participant shall have no rights of a shareholder (including, without limitation, dividend and voting rights) with respect to the Restricted Stock Units, for record dates occurring on or after the Grant Date and prior to the date any such Restricted Stock Units vest in accordance with this Agreement.

8. No Right to Continued Employment. Neither the Restricted Stock Units nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to have restrictions on the Restricted Stock Units lapse is earned only by continuing as an employee of the Company or an Affiliate at the will of the Company or such Affiliate, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Restricted Stock Units or acquiring Shares hereunder.

9. The Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. Unless defined herein, capitalized terms are as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Corporate Secretary, Shareholder Services Department.7

10. Compliance with Laws and Regulations.

(a) The Restricted Stock Units and the obligation of the Company to deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

[7]	For awards to Richard Zoretic, this section contains a reference to his Employment Agreement.

(b) The Shares received upon the expiration of the applicable portion of the Period of Restriction shall have been registered under the Securities Act of 1933 (“Securities Act”). If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with Federal and state securities laws.

(c) If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the shares acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

11. Code Section 409A Compliance. Except with respect to Participants who are Retirement eligible or become Retirement eligible before the calendar year containing the second Lapse Date as shown on the Grant Notice, it is intended that this Agreement meet the short-term deferral exception from Code Section 409A. This Agreement and the Plan shall be administered in a manner consistent with this intent and any provision that would cause the Agreement or Plan to fail to satisfy this exception shall have no force and effect. Notwithstanding anything contained herein to the contrary, Shares in respect of any Restricted Stock Units that (a) constitute “nonqualified deferred compensation” as defined under Code Section 409A and (b) vest as a consequence of the Participant’s Termination shall not be delivered until the date that the Participant incurs a “separation from service” within the meaning of Code Section 409A (or, if the Participant is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service” (or death, if earlier)). In addition, each amount to be paid or benefit to be provided to the Participant pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A.

12. Notices. All notices by the Participant or the Participant’s assignees shall be addressed to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Stock Administration, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

13. Other Plans. The Participant acknowledges that any income derived from the Restricted Stock Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

14. Recoupment Policy for Incentive Compensation. The Company’s Recoupment Policy for Incentive Compensation, as may be amended from time to time, shall apply to the Restricted Stock Units, any Shares delivered hereunder and any profits realized on the sale of such Shares to the extent that the Participant is covered by such policy. If the Participant is covered by such policy, the policy may apply to recoup Restricted Stock Units awarded, any Shares delivered hereunder or profits realized on the sale of such Shares either before, on or after the date on which the Participant becomes subject to such policy.

WELLPOINT, INC.

By:

Printed:	Ramiro G. Peru
Its:	Chairman, Compensation Committee
WellPoint, Inc. Board of Directors

I DO NOT accept this Restricted Stock Unit:

Signature:

Printed Name:	Date: